Exhibit 23.4
CONSENT OF E.D. BLACK, P.E.
          The undersigned, E.D. Black, Professional Engineer, hereby state as follows:
          I assisted with a technical report entitled “Evaluation Report IV on the Gold King Mine Property, San Juan County, Silverton, Colorado” dated February 15, 1990 (the “Evaluation Report”), concerning the Gold King Mine in San Juan County, Colorado, portions of which are summarized in the section entitled “Business and Properties — San Juan Properties — Gold King Mine Property — History” in the Company’s Registration Statement on Form S-1, in the amount of 30,000,000 shares (the “Registration Statement”).
          I have read the summary information of the Evaluation Report contained in the Registration Statement and concur that such summary does not materially misrepresent the information contained in the Evaluation Report. I hereby consent to the incorporation by reference in the Registration Statement of the summary information concerning the Evaluation Report, and to the use of my name, and the statements with respect to me, under the heading Experts in the Registration Statement.

/s/ E.D. Black E.D. Black, P.E.

October 14, 2008